     As filed with the Securities and Exchange Commission on August 6, 1996
                                                   Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                            HAWAIIAN AIRLINES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ---------------------
                 HAWAII                                      99-0042880
    (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                       Identification No.)
                             ---------------------

          3375 Koapaka Street
              Suite G350
           Honolulu, Hawaii                                     96819
(Address of Principal Executive Offices)                      (Zip Code)
                             ---------------------
                            HAWAIIAN AIRLINES, INC.
                     1996 STOCK INCENTIVE PLAN, AS AMENDED
                            (Full Title of the Plan)
                             ---------------------
                                 Rae A. Capps
            Vice President, General Counsel and Corporate Secretary
                              3375 Koapaka Street
                                  Suite G350
                            Honolulu, Hawaii  96819
                    (Name and Address of Agent For Service)
                             ---------------------
                                 (808) 835-3700
          Telephone Number, Including Area Code, of Agent For Service
                             ---------------------
                                WITH A COPY TO:
                              Joseph Salamunovich
                          Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                         Los Angeles, California  90071
                                 (213) 229-7388
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
                                     Proposed Maximum   Proposed Maximum   Amount of
Title of Securities    Amount to    Offering Price Per     Aggregate      Registration
 to be Registered    be Registered        Share          Offering Price       Fee
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
Common Stock         2,000,000 (1)    $(2)               $7,160,000.00(2)  $2,469.00(2)
- --------------------------------------------------------------------------------------
Preferred Stock
Purchase Rights      2,000,000 (3)       $ 0.00             $ 0.00           $ 0.00
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------

(1) These shares are reserved for issuance pursuant to awards in the Hawaiian Airlines, Inc. 1996 Stock Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416, also being registered are additional shares of Common Stock as may become available under the Plan through the operation of anti-dilution provisions.

(2) Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee, as follows: $1,625,000 with respect to 500,000 shares of Common Stock that are currently under option, based on the price of $3.25 at which the options may be exercised; and $5,535,000 with respect to 1,500,000 shares of Common Stock, based on a price of $3.69 per share, the average of the high and low trading prices of the Common Stock of Hawaiian Airlines, Inc. (the
    "Company") on the American Stock Exchange on August 5, 1996.

(3) These Preferred Stock Purchase Rights attach to each share of Common Stock upon issuance.

                                EXPLANATORY NOTE

    This Registration Statement is being filed by Hawaiian Airlines, Inc. ("Hawaiian" or the "Company") in order to register 2,000,000 shares of Common Stock (the "Common Stock" or the "Securities") which have been reserved for issuance under the Hawaiian Airlines, Inc. 1996 Stock Incentive Plan, as amended (the "Plan") (including 2,000,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent). The additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock of Hawaiian, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered.

    The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of Securities acquired under the Plan by persons who may be considered affiliates of Hawaiian, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                            HAWAIIAN AIRLINES, INC.
                                  Common Stock
                                ($.01 par value)
                                2,000,000 Shares

    This Prospectus relates to 2,000,000 shares of Common Stock, par value $.01 per share ("Common Stock" or the "Securities") (including 2,000,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent), of Hawaiian Airlines, Inc., a Hawaiian corporation ("Hawaiian" or the "Company") which have previously been issued or may in the future be issued pursuant to awards granted under the Hawaiian Airlines, Inc. 1996 Stock Incentive Plan, as amended (the "Plan") to, and which may be offered for resale from time to time by, certain employees of the Company named in "Selling Shareholders" and Annex 1 hereto (the "Selling Shareholders").

    The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay all of the expenses associated with this Prospectus. The Selling Shareholders will pay all selling and other expenses, if any, associated with any sale of the Securities.

    See "Risk Factors" for certain considerations relevant to an investment in the Securities.

    The Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA).

                              --------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY
                     OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              --------------------

                 The date of this Prospectus is August 6, 1996.

                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company's Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA), and reports and information concerning the Company can be inspected at such exchanges, 86 Trinity Place, New York, New York 10006 and 301 Pine Street, San Francisco, California 94104, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

    (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1995, including the Financial Statements and the Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors filed April 1, 1996, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A;

    (2) The Quarterly Report on Form 10-Q, filed May 15, 1996, for the period ended March 31, 1996;

    (3) The Current Report on Form 8-K filed January 10, 1996 (date of event January 10, 1996);

    (4) The Current Report on Form 8-K filed January 17, 1996 (date of event January 15, 1996);

    (5) The Current Report on Form 8-K filed January 23, 1996 (date of event January 18, 1996);

    (6) The Current Report on Form 8-K filed February 1, 1996 (date of event January 30, 1996);

    (7) The Current Report on Form 8-K filed February 2, 1996 (dated January 31, 1996);

    (8) The Current Report on Form 8-K filed February 7, 1996 (dated February 2, 1996);

    (9) The Registration Statement on Form S-2 filed May 30, 1996, as amended by Amendment No. 1 filed July 12, 1996, as amended by Amendment No. 2 filed July 19, 1996, as amended by Amendment No. 3 filed July 23, 1996, as amended by Amendment No. 4 filed July 24, 1996, as amended by Amendment No. 5 filed August 1, 1996 (Registration No. 333-04817);

    (10) The Registration Statement on Form 8-A/A filed July 1, 1996; and

    (11) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Hawaiian Airlines, Inc., Attention: Corporate Secretary, 3375 Koapaka St., Suite G350, Honolulu, Hawaii 96819, telephone number (808) 835-3700.

RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN AND INCORPORATED INTO THIS PROSPECTUS, THE FOLLOWING INFORMATION BEFORE PURCHASING THE SECURITIES
OFFERED HEREBY.   THE ORDER IN WHICH THESE CONSIDERATIONS ARE PRESENTED
SHOULD NOT BE INTERPRETED AS BEING INDICATIVE OF THEIR RELATIVE IMPORTANCE TO PARTICULAR INVESTORS.

ABILITY OF COMPANY TO CONTINUE AS A GOING CONCERN

    In 1995, the Company reported an operating loss and net loss for the ninth consecutive year. The independent auditors' report with respect to the Company's 1995 financial statements stated that the Company's recurring losses from operations, working capital deficit and limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. The financial statements as of and for the year ended December 31, 1995, were prepared on a going concern basis, which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of future uncertainties. Management recognizes that the continuation of the Company as a going concern is dependent upon the achievement of profitability, positive cash flow from operations and the generation of adequate funds to meet its ongoing obligations. In the first quarter of 1996, the Company increased its capital resources through a $20 million equity infusion from Airline Investors Partnership, L.P. (the "AIP Investment") and related agreements with American Airlines, Inc. ("American") and the Company's labor unions. Nonetheless, at March 31, 1996 the Company had a working capital deficit of $21.7 million. The Company continues to seek additional liquidity to improve its working capital position through a proposed distribution of rights to purchase Common Stock to its existing shareholders other than AIP, optionholders and employees (the "Rights Offering") and to additional investors (the "Investor Offering"). However, no assurance can be given that the Rights Offering and Investor Offering will be successful or that the Company will be able to generate net income in the future.

LIMITED LIQUIDITY AND CAPITAL RESOURCES; HIGH DEGREE OF FINANCIAL AND OPERATING LEVERAGE

    The Company emerged from bankruptcy in September 1994 with limited capital resources. In January 1996, the Company was contemplating that it might have to re-enter bankruptcy and halt operations if it could not complete the $20 million AIP Investment, which was completed on January 31, 1996. Prior to the AIP Investment, the Company's liquidity was limited to payment deferrals from existing creditors such as American and promotional ticket sales. Although promotional ticket sales increase current liquidity, they also increase air traffic liability, which can adversely affect yields (fare levels) and revenues, as well as liquidity in future periods. Although the AIP Investment and certain related transactions have substantially increased the Company's capital resources, the Company is seeking additional liquidity through the Rights Offering, the Investor Offering and other sources in order to augment its current and foreseeable capital resources. The Rights Offering and the Investor Offering are intended to raise a minimum of $25 million of gross proceeds as part of the Company's on-going efforts to improve its liquidity. However, there can be no assurances that the Rights Offering and the Investor Offering will be successfully completed. If the Company is unsuccessful in obtaining additional sources of liquidity, an adverse change in events and circumstances could result in the Company being unable to meet its financial obligations after it exhausts its current and foreseeable capital resources. Although the Company currently has no significant capital expenditure commitments, the Company plans to make approximately $11.4 million of necessary capital expenditures in the ordinary course of business in 1996 using internally generated funds and specific project financing provided by the State of Hawaii. On April 29, 1996, the Company's credit facility provided by CIT Group/Credit Finance, Inc. (the "Credit Facility") was amended to increase the borrowing capacity thereunder from $8.2 million to $15.0 million. As of April 30, 1996, the Company had $7.3 million of borrowing capacity under the Credit Facility. The Company's access to other sources of debt financing is limited because it does not have any unencumbered assets. Moreover, there can be no assurances that the Company can achieve or sustain profitable operations or, if necessary, that sufficient additional financing can be obtained. See "Seasonality" below.

    The degree to which the Company is leveraged could have adverse consequences, including (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or other purposes is limited, (ii) the Company's degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in an economic downturn, and (iii) the Company's financial position may restrict its ability to pursue new business opportunities and limit its flexibility in responding to changing business conditions.

    As is characteristic of the airline industry, the Company is subject to a high degree of financial and operating leverage. Due to high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but the revenues generated from a particular flight are directly related to the number of passengers carried. Accordingly, while a decrease in the number of passengers carried would cause a corresponding decrease in revenue (if not offset by higher fares), it may result in a disproportionately greater decrease in profits and would adversely affect liquidity.

COMPETITION

    The Company faces substantial competition from other well-established airlines that serve the same routes that the Company serves. The Company's competitors on its Transpac routes, primarily United Airlines, Inc. ("United"), Delta Airlines, Inc. ("Delta") and Northwest Airlines, Inc. ("Northwest"), and to a lesser extent Continental Airlines, Inc. ("Continental") and American, are larger and have substantially greater name recognition and resources than the Company. The Company believes that Transpac competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, frequent flyer programs, customer service and in-flight service. The Company also experiences competition on its Transpac routes from various charter operations. Charter carriers' competitive position is enhanced by contractual relationships with tour operators. The Company's primary competitor on its Interisland routes is Aloha Airlines, Inc. ("Aloha"), which has the leading market share in the Interisland market and a marketing relationship with United (including a code sharing arrangement and frequent flyer program participation). The Company believes that Interisland competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, frequent flyer programs, customer service and aircraft type.

    The Airline Deregulation Act of 1978, recodified into the Transportation Act, has substantially eliminated government authority to regulate domestic routes and fares, and has increased the ability of airlines to compete with respect to destination, flight frequencies and fares. Airline profit levels are highly sensitive to adverse changes in fuel costs, average yield and passenger demand. The emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on U.S. airlines. The only significant barriers to entry in the U.S. airline industry are government licensing, the limited availability of flight slots, the need for capital and an increased number of competitors. The commencement of service by new carriers on the Company's routes could negatively impact the Company's operating results. Competing airlines have, and may in the future, undercut the Company's fares and increased capacity on routes beyond market demand in order to increase their market shares. Such activity by other airlines could reduce fares or passenger traffic to levels where the Company could not be both competitive and profitable. Due to its smaller size and limited resources and liquidity, the Company may be less able to withstand aggressive marketing tactics or a prolonged fare war initiated by its competitors. Although the domestic airline industry has at present abandoned deeply discounted general pricing structures, and fare levels have continued to increase from 1992 levels, significant industry-wide discounts could be reintroduced at any time. The introduction of broadly available, deeply discounted fares by a major U.S. airline would result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

    Recent announcements of capacity increases to Hawaii by domestic carriers may affect pricing levels on the Company's Transpac routes. Charter carriers have increased capacity from secondary markets in the western portion of the United States and United has scheduled an additional 9,000 seats per week from Japan and the U.S. mainland, with the bulk of that capacity dedicated to its San Francisco and Los Angeles routes. Subsequent announcements by United of direct service from Los Angeles to Kona and Maui are believed to be in addition to the 9,000 seats mentioned above. The increasing presence of charter carriers and United's expanded capacity are examples of the competitive pricing and capacity issues facing the Company in the future. Management is not able to predict the impact of these competitive pressures on the Company's operations.

AIRLINE INDUSTRY CONDITIONS

    The airline industry is a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements caused by both seasonal fluctuations in traffic, which often put a drain on cash during off-peak periods, and other factors that are not necessarily seasonal, including the extent and nature of price and other competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of airline travel is discretionary, the industry tends to experience adverse financial results in general economic downturns. Accordingly, airlines require substantial liquidity to sustain continued operations under most conditions. See "Limited Liquidity and Capital Resources; High Degree of Financial and Operating Leverage" above.

    Since the commencement of deregulation in 1978, the U.S. airline industry has become extremely competitive and volatile. Increased competition, rising operational costs and pricing pressures have created financial difficulties for most airlines leading to the U.S. airline industry having suffered unprecedented losses in recent years. As a result, many airlines have been acquired or forced to restructure (as was the case with the Company) or have ceased operations. Although the industry produced a profit for 1995, no assurance can be given that this performance can be sustained in the future. The Company has had a net loss in each of 1995 and the preceding eight years.

DEPENDENCE ON HAWAIIAN TOURISM

    Since the Company's operations are limited almost exclusively to flights to, from and among, the Hawaiian Islands, the Company's profitability is linked to the number of travelers to, from and among the Islands and a material reduction in the number of such travelers would have a material adverse effect on the Company's operations. Tourists constitute a majority of the travelers to Hawaii. Because tourism levels are related to discretionary income, the level of Hawaiian tourism is affected by the strength of the economies in the areas from which tourists to Hawaii typically originate. Hawaiian tourism is also dependent upon the popularity of Hawaii as a tourist destination and negative events such as Hurricane Iniki and the availability of other tourist destinations and opportunities could reduce tourist interest in Hawaii. In addition, from time to time, various events such as the Persian Gulf War and industry-specific problems such as strikes have had a negative impact on tourism in Hawaii. After reaching its peak in 1990, the Hawaii tourism industry experienced three consecutive years of decline. Although tourist counts have shown year over year improvements in 1994 and 1995, local economists do not expect Hawaii tourism to return to pre-1991 levels until 1997. No assurance can be given that the level of tourism traffic to Hawaii will in fact return to such levels or that it will not decline in the future. A decline in the level of Hawaii tourism traffic could have a material adverse effect on the Company's operations.

     Preliminary results from the Hawaii Visitors Bureau indicate that of the total number of visitors to Hawaii in 1995, approximately 40% came from Asia, most of whom came from Japan, and approximately 19% came from California. In recent years Japan and California have experienced the worst recession each region has experienced since the 1940s. As a result, the number of visitors from Asia declined in 1992 and again 1993, and the number of visitors from California declined in each of 1991, 1992 and 1993 and is still below the peak number in 1990. A substantial decline in the number of visitors from either Japan or California could have a material adverse effect on the Company's operations.

SEASONALITY

    The Company's results are sensitive to seasonal and cyclical volatility primarily due to seasonal leisure and holiday travel. Traffic levels are typically lowest in the first quarter of the year with strong travel periods during June, July, August and December. Because certain of the Company's costs do not vary significantly regardless of traffic levels, such seasonality substantially affects the Company's profitability and liquidity. See "Limited Liquidity and Capital Resources; High Degree of Financial and Operating Leverage" above.

AIRCRAFT OPERATIONS

    FUEL COSTS. Fuel costs, which represent a significant portion of the Company's operating costs (approximately 16% for 1995), are volatile. For example, the Company's average fuel cost per gallon (excluding taxes) in the first quarter of 1996 was 9.7% higher than its average fuel cost in the first quarter of 1995. Fuel prices are influenced by, among other factors, economic and political factors and events throughout the world and applicable fuel taxes, and the Company can neither predict nor control near- or longer-term fuel prices. Significant changes in fuel costs would materially affect the Company's operating results.

Furthermore, changes in fuel prices may have a greater impact on the Company than certain of its Transpac competitors with more modern, fuel efficient aircraft. See "Reliance on Third Parties" below.

    MAINTENANCE COSTS; AIRCRAFT AGE. Aircraft maintenance costs represent another significant operating cost for the Company (approximately 17% for 1995) that will increase as the Company's aircraft increase in age. The average age of the Company's DC-10 aircraft is 23 years and its DC-9 aircraft is 18 years. The Company intends to replace some or all of its existing aircraft with replacement aircraft in the next decade in order to reduce maintenance costs and achieve other operating efficiencies, although no assurance can be given that the Company will have the capital necessary to replace such aircraft.

    LEASED AIRCRAFT. The Company owns two DC-9-50 aircraft and leases eleven DC-9-50s and nine DC-10-10s pursuant to leases that expire at various times between 1996 and 2004. Two of the DC-10s are leased from American pursuant to short-term leases, which can be terminated by American on 30 days notice. In order to maintain its current operations, the Company will need to renew its leases as they expire or purchase or lease replacement aircraft and, if the Company decides to expand operations, the Company will need to purchase or lease additional aircraft. There can be no assurance that lease renewals, additional aircraft leases or aircraft purchases will be available on favorable terms or that the Company will have sufficient capital resources to lease or purchase additional aircraft.

    LIMITED FLEET. The Company's fleet consists of 22 aircraft (including one DC-10 being used on a temporary basis to permit the scheduled overhaul of six of the other DC-10s during 1996). In the event one or more of the Company's aircraft were to be out of service, the Company may have difficulty completing its scheduled or chartered service. Any interruption of service caused by the unavailability of aircraft due to unscheduled servicing or repair or otherwise, or lack of availability of substitute aircraft, could have a material adverse effect on the Company's service, reputation and profitability. As is customary in the airline industry, the Company does not have business interruption insurance.

RELIANCE ON THIRD PARTIES

    The Company has entered into agreements with contractors, including American, Northwest and certain other airlines, to provide certain facilities and services required for its operations, including aircraft, reservations, computer services, frequent flyer program, aircraft maintenance, passenger processing, fuel, ground facilities, baggage and cargo handling and personnel training. This reliance on third parties to provide services subjects the Company to various risks, including the risk that such services could be discontinued without adequate replacement services being available.

    The Company leases all of its DC-10 aircraft from American. American maintains these aircraft and the Company pays a minimum monthly charge for maintenance services, monthly in arrears. During 1995, the Company incurred in excess of $45 million of lease and maintenance expenses under the American DC-10 aircraft leases. American has the right to terminate its obligation to provide aircraft maintenance services on and after January 1, 1999, upon 180 days prior notice. If American terminated the maintenance arrangement, the Company would have to seek an alternate source of maintenance service or maintain its DC-10s itself, and no assurance can be given that the Company would be able to do so on a basis that is as cost-effective as the American maintenance arrangement.

    The Company participates in American's AAdvantage-Registered Trademark-frequent flyer program and SABRE-Registered Trademark- reservation system, which make the Company more competitive. The Company's participation in the AAdvantage-Registered Trademark- program expires in 1997, subject to renewal, and its participation in SABRE-Registered Trademark- expires in 2001. The Company's inability to continue in these programs or participate in comparable programs offered by other airlines could have a material adverse effect on the Company's operations.

    The Company purchases almost all of its aviation fuel from Northwest without mark-up pursuant to an agreement between the two companies, which provides that, in case of shortages, Northwest will provide fuel to its own fleet first and then a portion of the remaining fuel available will be allocated between the Company and any other applicable airlines. The agreement is renewed automatically on December 31 of each year unless canceled by either of the parties with 90 days prior written notice. No assurance can be given that the Company would be able to secure an adequate supply of fuel from alternate sources if a fuel shortage were to cause the supply from Northwest to be inadequate or if Northwest were to cancel the agreement. The Company paid Northwest approximately $44.1 million, $43.9 million and $53.0 million for the fuel supplied under this agreement in 1993, 1994 and 1995, respectively.

    Approximately 74% of the Company's ticket sales are currently made by travel agents, including wholesalers. Travel agents generally have a choice between one or more airlines when booking a customer's flight. Accordingly, any effort by travel agencies to favor another airline or to disfavor the Company could adversely affect the Company. Although management intends to continue to offer an attractive and competitive product to travel agencies and to maintain favorable relations with travel agencies, there can be no assurance that travel agencies will not disfavor the Company or favor other airlines in the future, either of which could have an adverse effect on the Company's operations.

INSURANCE COVERAGE

    The Company is exposed to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss of service, but also significant potential claims of injured passengers and others. The Company is required by the U.S. Department of Transportation (the "DOT") to carry liability insurance on each of its aircraft. The Company currently maintains public liability insurance which management believes is adequate and consistent with current industry practice. However, there can be no assurance that the amount of such coverage will not be changed or that the Company will not bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company.

REGULATORY MATTERS; TICKET TAXES

    As a certificated air carrier, Hawaiian Airlines is subject to the regulatory jurisdiction of the DOT and the Federal Aviation Administration (the "FAA"). To assure compliance with their regulations, the DOT and the FAA require air carriers to obtain certain certificates, which may be suspended or revoked for cause. The DOT has continuing jurisdiction to review the fitness of air carriers to hold a certificate of public convenience and necessity. It may review the carrier's fitness at any time and impose fines or other sanctions for violations of the Transportation Act or DOT regulations. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of aviation safety and security regulations. Hawaiian Airlines, as are all airlines, is subject to inspections by the FAA in the normal course of its business on an ongoing basis. In the last several years, the FAA has issued to the airline industry a number of maintenance directives and other regulations. The Company has incurred and expects to continue to incur substantial expenditures for the purpose of complying with these directives and regulations.

    Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by the DOT and treaties and related agreements between the United States and foreign governments, which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect the Company.

    Prior to 1996, the airline industry was subject to a 10% excise tax on each ticket sold (other than Transpac flights), a 6.25% cargo excise tax and a $6 international departure tax (including Transpac flights). Efforts are underway to encourage the United States Congress to re-enact legislation authorizing these excise taxes or to impose user fees in lieu of such taxes. The Senate has approved a bill to reinstate the excise taxes, and it is reported that House and Senate negotiators have agreed in principle to reinstate the excise taxes. If these taxes are reinstated, the Company would either have to absorb the excise taxes or user fees, which would adversely affect operating results, or raise ticket prices and cargo transportation fees in order to offset the excise taxes or user fees. If the Company were to raise ticket prices and cargo transportation fees, there is no assurance that the Company would be able to maintain such increases or that operating results would not be adversely affected by the increases.

LABOR AGREEMENTS

    The majority of Hawaiian Airlines' employees are covered by collective bargaining agreements, which are not amendable until February 2000, with the International Association of Machinists and Aerospace Workers ("IAM"), the Air Line Pilots Association, International ("ALPA"), the Association of Flight Attendants ("AFA"), the Transport Workers Union ("TWU") and the Communications Section Employees Union. As a result of the unionization of its employees, the Company's flexibility in dealing with its employees may be restricted, thereby resulting in an increase in costs. In the event of work stoppages or other labor difficulties, operations of the Company may be hampered or halted, which could have a material adverse effect on the reputation and operations of the Company.

CONTROL OF THE COMPANY

    AIP owned 69% of the issued and outstanding Common Stock as of July 3, 1996 and through such ownership is able to control all actions to be taken by the shareholders of the Company, except in the limited case where Hawaii law requires shareholder action to be approved by 75% of the outstanding Common Stock. John W. Adams, Chairman of the Board of Directors of the Company, is an executive officer and the sole stockholder of the general partner of AIP and thereby controls the voting of AIP's shares. After giving effect to the issuance of approximately 16,500,000 shares of Common Stock pursuant to the Plan of Reorganization, the exercise in full of the AMR Warrants and the Reorganization Warrants, the exercise in full of the options outstanding under the 1994 Stock Option Plan, as amended, the exercise in full of the Rights and the consummation of the Investor Offering (including the issuance of the additional standby shares therein), AIP would own approximately 42% of the Common Stock. However, even at such time as sufficient shares of Common Stock have been issued to cause AIP to hold less than 50% of the Common Stock, its voting power would still be substantially greater than that of any other existing shareholder. Pursuant to the Company's Amended Bylaws (the "Bylaws"), until AIP ceases to own at least 35% of the Common Stock, it has the right to nominate six of the 11 nominees to stand from time to time for election as directors of the Company. If AIP's ownership of Common Stock were to fall below 35%, its right to nominate directors would be reduced but would not be eliminated until AIP's ownership was reduced below 5%. Thereafter, AIP will not have the right to nominate individuals to the Board unless it reacquires at least 5% of the Common Stock within 365 days.

   In addition, ALPA, IAM and AFA have the right, pursuant to their respective collective bargaining agreements and the Bylaws, to nominate three of the remaining five nominees to stand from time to time for election as directors, thereby leaving the Board of Directors with the authority to nominate only two of the director nominees. AIP has agreed to vote its shares of Common Stock in favor of the labor unions' nominees.

    Of the two positions on the Board of Directors as to which AIP and the labor unions do not have the right to nominate nominees, (i) one is required to be an outside director, defined as one who is not employed by the Company and is not affiliated with the Company's labor unions, AIP or American, and
(ii) the other is required to be a senior management official of the Company.

ANTITAKEOVER MATTERS

    As a result of AIP's substantial ownership interest in the Common Stock, it may be more difficult for a third party to acquire the Company. A potential buyer would likely be deterred from any effort to acquire the Company absent the consent of AIP or its participation in the transaction.

     The Company is subject to Section 415-73 of the Hawaii Business Corporation Act, which restricts mergers and consolidations. Subject to certain exceptions, unless the Board of Directors and the holders of at least 75% of all the issued and outstanding voting stock of the Company approve a merger or consolidation, Section 415-73 prohibits such a transaction.

     The Company's Amended Articles of Incorporation (the "Articles of Incorporation") and the Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include (i) a restriction on action by written consent of the shareholders, unless such consent is unanimous, (ii) a prohibition on cumulative voting, (iii) certain qualifications for directors and (iv) restrictions on the filling of vacancies of directors.

     The Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock by the Company with such preferences, rights and restrictions as may be determined by the Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of holders of the Common Stock. The issuance of shares of preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or a change in control of the Company.

     The Company has in place a shareholders' rights plan, which provides that, subject to certain discretion of the Board of Directors, in the event that the Company is acquired in certain transactions or in the event of certain acquisitions of the Company's common stock that would cause the acquirer to own more than 10% of the outstanding common stock, the Company (or the surviving corporation in a merger in which the Company was not the survivor) would issue to the Company's shareholders, other than the acquirer, additional shares of common stock of the Company (or the survivor) at a discount, thereby substantially diluting the acquirer's interest. The AIP Investment was expressly excluded from the application of the shareholders' rights plan through an amendment to the plan adopted by the Board of Directors at the time of the AIP Investment.

DIVIDENDS

    The Company has not paid cash dividends on its common stock in the last several years and has no plans to do so in the foreseeable future. The Company intends to retain its earnings, if any, to finance the development and growth of its business. Moreover, the Company is prohibited from paying dividends by the terms of the Credit Facility. The American Note limits the Company's ability to pay dividends.

MARKET CONSIDERATIONS; VOLATILITY OF STOCK PRICE

    Since the Company emerged from bankruptcy and the Common Stock recommenced trading on the AMEX and the PSE in June 1995, the price range of the Common Stock has varied widely and the price of the Common Stock may be subject to significant fluctuation in the future.

RESALE RESTRICTIONS ON OPTIONS

    The Options will be subject to a lock-up agreement and may not be transferred during the 90-day period following the expiration date of the Rights Offering.

EFFECT ON THE COMPANY'S NET OPERATING LOSS CARRYOVERS

    The Company believes that substantially all of its net operating losses ("NOLs"), as computed for federal income tax purposes, are currently subject to limitation under Section 382 of the Internal Revenue Code. In the event an ownership change (as defined in Section 382) of the Company were to occur in the future, the ability of the Company to utilize NOLs incurred prior to that ownership change could be subject to additional limitations under
Section 382 an ownership change of the Company, which in turn could increase the future tax liabilities of the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY DOES NOT MAKE ANY RECOMMENDATION TO INVESTORS WITH RESPECT TO WHETHER AN OPTIONHOLDER SHOULD EXERCISE OPTIONS TO PURCHASE SHARES OF THE COMMON STOCK PURSUANT TO THE PLAN.

                                  THE COMPANY

    The Company's principal executive offices are located at 3375 Koapaka St, Suite G350, Honolulu, Hawaii 96819, and its telephone number is (808) 835-3700. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A for the fiscal year ended December 31, 1995 (which is incorporated herein by reference).

                               USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                            SELLING SHAREHOLDERS

    The table attached as Annex I hereto sets forth, as of July 15, 1996 or a subsequent date if amended or supplemented: (a) the name of each Selling Shareholder and his relationship to the Company during the last three years;
(b) the number of shares of Common Stock each Selling Shareholder beneficially owned prior to this offering; (c) the number of Securities offered pursuant to this Prospectus by each Selling Shareholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Shareholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                             PLAN OF DISTRIBUTION

    Sales of the Securities offered hereby may be made on the American Stock Exchange, the Pacific Stock Exchange, the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such shareholder.

    The Securities may be (a) sold by delivering previously owned shares of capital stock of the Company (including "pyramiding) or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property, (b), reducing the amount of shares of Common Stock or other property otherwise issuable pursuant to an Award, or (c) sold by delivering a promissory note, the terms and conditions of which shall be determined by the Committee, (d) sold in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (e) purchased by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (f) sold in an exchange distribution in accordance with the rules of such exchange, and (g) sold in ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any Prospectus Supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Reoffer Prospectus.

                  INTEREST OF NAMED EXPERTS AND COUNSEL

    The validity of the Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Common Stock.

    The financial statements and financial statement schedule of the Company as of December 31, 1995 and 1994 and for the year ended December 31, 1995, the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and the year ended December 31, 1993, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

    The reports of KPMG Peat Marwick LLP dated March 15, 1996 contain an explanatory paragraph that states that the financial statements of the Company as reorganized (the "Reorganized Company") reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a basis different than those of the Company prior to reorganization.

    In addition, the reports of KPMG Peat Marwick LLP dated March 15, 1996 contain an explanatory paragraph that states that the Company's recurring losses from operations, deficit working capital and limited sources of additional liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                              ANNEX I

                                                                                              Shares to be Beneficially
                                                                                                Owned upon Completion of
                                                            Shares Beneficially                      Offering(1)(3)
                     Relationship to Company During Last        Owned as of     Shares Offered  -------------------------
Selling Shareholder              Three Years                 August 1, 1996(1)      Hereby(2)       Number      Percent
- -------------------  -------------------------------------  ------------------  --------------   ----------  -----------
Bruce R. Nobles      President and Chief Executive Officer        604,351           300,000        304,351        *
                     since September 1993; Chairman of the
                     Board from September 1994 until
                     February 1996

John L. Garibaldi    Executive Vice President and Chief            65,000            57,500          7,500        *
                     Financial Officer since May 1996

Michael McQuay       Executive Vice President-Operations           51,000            50,000          1,000        *
                     and Chief Operating Officer since
                     June 1996

Clarence K. Lyman    Vice President-Finance, Treasurer and        101,673            50,000         51,673        *
                     Assistant Corporate Secretary since
                     1991

Peter W. Jenkins     Senior Vice President-Marketing and           80,000            40,000         40,000        *
                     Sales since April 1994

John P. Solomito     Vice President-Customer Services              16,606             7,500          9,106        *
                     since February 1992

Alexander D. Jamile  Vice President-Government and                 16,673             7,500          9,173        *
                     Community Affairs since 1993; Vice
                     President-Administration/
                     Governmental and Community Affairs
                     from October 1992 to 1993

Glen L. Stewart      Vice President-Transpacific and               17,047             7,500          9,547        *
                     Southpacific Marketing since August
                     1993; Senior Vice President-
                     Transpacific from 1991 to August 1993

Glenn G. Taniguchi   Vice President-Schedule Planning and          16,115             7,500          8,615        *
                     Reservations since 1995; Staff Vice
                     President-Schedule Planning and
                     Reservations from 1991 to 1995

Michael P. Loo       Staff Vice President-Controller since         16,673             7,500          9,173        *
                     August 1993

C.J. David Davies    Senior Vice President-Finance and            132,678            65,000         67,678        *
                     Chief Financial Officer from 1993 to
                     May 1996

__________________________

(1) Assumes that all options to acquire shares were granted on such date and are exercisable immediately. Includes shares held by Hawaiian Airlines, Inc. Employee Stock Plan, if any.

(2) Assumes that all options to acquire shares are exercisable immediately.

(3) Assumes that all outstanding options under the Plan are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

*   Less than 1% of issued and outstanding shares of Common Stock.

                             TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Risk Factors..........................................................    3
The Company...........................................................    9
Use of Proceeds.......................................................    9
Selling Shareholders..................................................    9
Plan of Distribution..................................................   10
Interest of Named Experts and Counsel.................................   10

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Registration Statement:

    (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1995, including the Financial Statements and the Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors filed April 1, 1996, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A;

    (2) The Quarterly Report on Form 10-Q, filed May 15, 1996, for the period ended March 31, 1996;

    (3) The Current Report on Form 8-K filed January 10, 1996 (date of event January 10, 1996);

    (4) The Current Report on Form 8-K filed January 17, 1996 (date of event January 15, 1996);

    (5) The Current Report on Form 8-K filed January 23, 1996 (date of event January 18, 1996);

    (6) The Current Report on Form 8-K filed February 1, 1996 (date of event January 30, 1996);

    (7) The Current Report on Form 8-K filed February 2, 1996 (dated January 31, 1996);

    (8) The Current Report on Form 8-K filed February 7, 1996 (dated February 2, 1996);

    (9) The Registration Statement on Form S-2 filed May 30, 1996, as amended by Amendment No. 1 thereto filed July 12, 1996, as amended by Amendment No. 2 filed July 19, 1996, as amended by Amendment No. 3 filed July 23, 1996, as amended by Amendment No 4 filed July 24, 1996, as amended by Amendment No. 5 filed August 1, 1996 (Registration No. 333-04817);

    (10) The Registration Statement on Form 8-A/A filed July 1, 1996; and

    (11) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 415-5 of the Hawaii Business Corporation Act (the "Hawaii Indemnification Statute") provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such a capacity with another enterprise (such person being hereinafter referred to as the "Indemnitee"). The indemnity may cover expenses (including attorneys'
fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnitee's conduct was unlawful.

     Section 415-48.5 of the Hawaii Business Corporation Act (the "HBCA") provides that a corporation does not have the power to eliminate or limit the personal liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of the law, or which constitutes a willful or reckless disregard of the director's fiduciary duty, (c) the director's willful or negligent violation of any provision of the HBCA regarding payment of dividends or stock purchase or redemption, or (d) any transaction from which the director received an improper benefit.

     The Hawaii Indemnification Statute also provides that, in the case of an action or suit by or on behalf of the corporation, the corporation has the power to indemnify an Indemnitee against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believes to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the Indemnitee had been adjudged to be liable for negligence or misconduct in the performance of the Indemnitee's duties to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines that, despite the adjudication of liability, but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. The provision does not, however, expressly authorize the corporation to indemnify the Indemnitee against judgments, fines and amounts paid in settlement arising out of a shareholder's derivative action.

     The Hawaii Indemnification Statute further provides that indemnification is mandatory with respect to expenses incurred in connection with any action, suit or proceeding, to the extent the Indemnitee is successful on the merits or otherwise in defense of any such action or claim.

     The Hawaii Indemnification Statute allows the payment by the corporation of expenses incurred by an Indemnitee in advance of the final disposition of an action, suit or proceeding if the Indemnitee provides an undertaking of repayment. Additionally, it provides that the indemnity provided by the statute is not exclusive of any other rights to which an Indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. It also provides that a corporation may purchase insurance for officers or directors of the corporation.

     Article VII of the Registrant's Amended Articles of Incorporation incorporates the provisions of the Hawaii Indemnification Statute so as to provide the indemnification of the Hawaii Indemnification Statute to officers and directors of the Company. Article VII also provides that the indemnity provided thereunder is nonexclusive of any other rights of indemnification to which an Indemnitee may be entitled.

     In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers providing indemnification to the fullest extent permitted by law. Furthermore, the Registrant has a policy of directors' and officers' liability insurance which insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    None.

ITEM 8. EXHIBITS.

    EXHIBIT NO.    DESCRIPTION
    -----------    -----------
        4.1        Rights Agreement dated December 23, 1994. (1)

        4.2 Amendment No. 1 dated as of May 4, 1995 to Rights Agreement dated as of December 23, 1994 by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (2)

        4.3        Amendment No. 1 to 1994 Stock Option Plan dated as of May 4,
                   1995. (2)

        4.4        Amendment No. 1 dated as of May 4, 1995 to Warrants Nos.
                   1-10. (2)

        4.5        1994 Stock Option Plan. (3)

        4.6 Rightsholders Agreement dated as of January 31, 1996, by and among Hawaiian Airlines, Inc., Airline Investors Partnership, L.P., AMR Corporation, Martin Anderson and Robert Midkiff.
                   (4)

        4.7 Amendment No. 2 to the Rights Agreement, as amended, dated as of January 31, 1996 by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (4)

        4.8 Amendment No. 2 to 1994 Stock Option Plan, as amended, dated as of December 8, 1995. (4)

        4.9 The Company agrees to provide the Securities and Exchange Commission, upon request, copies of instruments defining the rights of security holders of long-term debt of the Company.

        5.1        Opinion of Rae A. Capps, Esq.

        23.1       Consent of KPMG Peat Marwick LLP

        23.2       Consent of Rae A. Capps, Esq. (included in Exhibit 5.1)

        24.1       Power of Attorney (included on Signature Pages)

        99.1       Hawaiian Airlines, Inc. 1996 Stock Incentive Plan.

        99.2       Form of Hawaiian Airlines, Inc. Nonqualified Stock Option
                   Agreement

______________________________

(1) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K as filed January 5, 1995 and incorporated herein by reference.

(2) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q as filed August 14, 1995 and incorporated herein by reference.

(3) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form S-8 as filed November 15, 1995 and incorporated herein by reference.

(4) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K as filed April 1, 1996 and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.
    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on this 6th day of August, 1996.


                             HAWAIIAN AIRLINES, INC.


                             By: /s/ Bruce R. Nobles
                                 -------------------------------------
                                 Bruce R. Nobles
                                 Chairman of the Board,
                                 President and Chief Executive Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Bruce
R. Nobles, Rae A. Capps, John L. Garibaldi and Clarence K. Lyman his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                             TITLE                       DATE

/s/ Bruce R. Nobles          Director, President and Chief    August 6, 1996
- -------------------------    Executive Officer (Principal
(Bruce R. Nobles)            Executive Officer)

/s/ John L. Garibaldi        Executive Vice President and     August 6, 1996
- -------------------------    Chief Financial Officer
(John L. Garibaldi)          (Principal Accounting and
                             Financial Officer)

/s/ John W. Adams            Director, Chairman of the Board  August 6, 1996
- -------------------------
(John W. Adams)

/s/ Todd G. Cole             Director                         August 6, 1996
- -------------------------
(Todd G. Cole)

/s/ Richard F. Conway        Director                         August 6, 1996
- -------------------------
(Richard F. Conway)

/s/ Robert G. Coo            Director                         August 6, 1996
- -------------------------
(Robert G. Coo)

/s/ Carol A. Fukunaga        Director                         August 6, 1996
- -------------------------
(Carol A. Fukunaga)

/s/ William Boyce Lum        Director                         August 6, 1996
- -------------------------
(William Boyce Lum)

/s/ Richard K. Matros        Director                         August 6, 1996
- -------------------------
(Richard K. Matros)

/s/ Reno F. Morella          Director                         August 6, 1996
- -------------------------
(Reno F. Morella)

/s/ Samson Poomaihealani     Director                         August 6, 1996
- -------------------------
(Samson Poomaihealani)

/s/ Edward Z. Safady         Director                         August 6, 1996
- -------------------------
(Edward Z. Safady)